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                                                                Exhibit 10 (ae)


                           CASH BONUS AWARD AGREEMENT

         THIS CASH BONUS AWARD AGREEMENT, dated October 20, 2000 (the "Agreement"), is made between Avatar Holdings Inc., a Delaware corporation (the "Company") and Jonathan Fels (the "Participant").

1. AWARD. Pursuant to the provisions of the Avatar Holdings Inc. Executive Incentive Compensation Plan, as the same may be amended, modified and supplemented from time to time (the "Plan"), the Committee (as defined in the Plan) hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Plan and subject further to the terms and conditions and other provisions herein set forth, an opportunity to receive the performance based compensation described herein (the "Award") if, as of a Performance Goal Test Date (as defined below), the Performance Goal (as defined below) is satisfied. For all purposes of this Agreement, the "Performance Goal" hereunder shall have been satisfied as of a Performance Goal Test Date, if and only if Cash Flow (as defined below) on such date shall exceed the Hurdle Level (as defined below) on such date.

2. CERTAIN DEFINITIONS.

         (a) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

         (b) Each reference contained in this Agreement to:

                  "10% Return Measurement Amount" shall mean, as at the end of any month, the excess, if any of (A) the sum of (x) the Property Amount and (y) the sum of the Monthly 10% Returns Included In Hurdle Level for all months during the period from and including the First Day of the Performance Period and through and including the end of such month over (B) Adjusted Cash Flow at the end of such month.

                  "Adjusted Cash Flow" shall mean, as at any date of determination, Cash Flow at such date, but without giving any effect to either of the provisos contained in the definition of "Cash Flow" herein.

                  "Bonus Measurement Amount" shall mean, as at any date of determination, the excess, if any, of Cash Flow at such date over the Property Amount.

                  "Bonus Percentage" shall mean six (6) percent.

                  "Cash Flow" shall mean, as at any date of determination, an amount equal to (i) total cumulative cash receipts less total cumulative cash disbursements, in each case, by or on behalf of the Company or any of its subsidiaries, with respect to the Project,




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         during the period from and including the First Day of the Performance
         Period through and including such date of determination (it being understood that: such cash receipts shall include funds received from a sale of the Project or any part thereof; such cash receipts shall not include any interest received on any funds attributable to the Project (other than on a purchaser's promissory note received as sale proceeds); such cash disbursements for any month shall include the Inflation Adjustment in respect of such month; such cash disbursements shall not include the Property Amount; and such cash disbursements shall not include amounts paid in respect of deficit funding of the home owners' association at the Project), MINUS (ii) reserves with respect to the Project as the Committee deems appropriate, including, without limitation, reserves for costs, expenses, and contingencies, MINUS (iii) the product of (A) the amount of monies funded by the Company or any of its subsidiaries (in lieu of from third-party lenders) with respect to the Project and (B) the greater of (x) 10% per annum compounded monthly and (y) the Company's "cost of capital" for funds at the relevant times; PROVIDED, HOWEVER, that "cash receipts" and "cash disbursements" shall not include any principal amounts borrowed from, or repaid to, third party lenders, or advanced from, or repaid to, the Company or any of its subsidiaries; PROVIDED FURTHER, HOWEVER, that cash disbursements shall not include In-Process Hard Construction Costs (until such time as the sale of the unit to which any such cost relates has closed).

                  "First Day of the Performance Period" shall mean November 1, 2000.

                  "In-Process Hard Construction Costs" shall mean the materials costs, labor costs, architectural costs and other similar direct costs related to units in the Project the sales of which have not closed (it being understood that In-Process Hard Construction Costs shall not include indirect costs (e.g., general and administrative costs, sales and marketing costs and other overhead costs)).

                  "Inflation Measurement Amount" shall mean, as at any date of determination, an amount equal to (i) if Cash Flow is a negative value (or zero) at the beginning of the month in which there is a date of determination, the Property Amount plus the absolute value of such Cash Flow amount; (ii) if Cash Flow is a positive value (but does not exceed the Property Amount) at the beginning of the month in which there is a date of determination, the Property Amount minus such Cash Flow amount; or (iii) if Cash Flow exceeds the Property Amount at the beginning of the month in which there is a date of determination, zero.

                  "Inflation Adjustment" in respect of any month shall mean an amount equal to the product of (x) the Inflation Measurement Amount at the beginning of such month and (y) the percentage rate change in the consumer price index for all urban consumers (CPI-U) during such month, without seasonal adjustment, as reported by the Bureau of Labor Statistics of the U.S. Department of Labor (using all items and the reference date of 1982-84 for the index); PROVIDED, HOWEVER, the Inflation Adjustment for such month shall not be a negative value (i.e., "deflation") except to the extent cumulative Inflation Adjustments as of the end of the prior month is a positive value.

                  "Monthly 10% Return Included in Hurdle Level" in respect of any month shall mean the product of (A) 0.833333% (i.e., 10% per annum) and (B) the 10% Return Measurement Amount as at the end of the





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         prior month (it being understood that for purposes of determining the
         10% Return Included in Hurdle Level as at the end of the first month following the First Day of the Performance Period, the 10% Return Measurement Amount as at the end of the prior month shall be deemed equal to the Property Amount).

                  "Performance Goal Test Date" shall mean (i) the last day of each calendar quarter following the First Day of the Performance Period and prior to the Last Day of the Performance Period (as defined below) and (ii) the Last Day of the Performance Period.

                  "Project" shall mean the development and sale of the Company's property in Hollywood, Florida, generally known by the Company as parcels 1, 8 and 9 at "Harbor Islands".

                  "Property Amount" shall mean $17 million or, in the discretion of the Committee, the current value of the land on which the Project is located, as determined (prior to December 31, 2000) by the Committee, if higher.

3. TERMS AND CONDITIONS. The Award evidenced by this Agreement is subject to the following terms and conditions:

         (a) The payment of performance based compensation described herein is contingent upon the achievement of the Performance Goal during the period (the "Performance Period") beginning on the First Day of the Performance Period and ending on the earlier of (i) the last day of the month in which the Project has been substantially completed, as determined by the Committee and (ii) October 31, 2008 (such earlier date being the "Last Day of the Performance Period").

         (b) The Award is subject to, and no amount shall be payable pursuant to the Award unless and until, the following conditions have been satisfied:
(i) the Plan shall have been approved by the Company's stockholders at any annual or special meeting held prior to or on December 31, 2001; and (ii) the Participant shall have entered into a new employment agreement with the Company or a subsidiary of the Company (or an amendment to the Participant's existing employment agreement) not later than December 15, 2000, providing for a term of employment ending not earlier than December 31, 2004, and on other terms satisfactory to the Company and the Participant.

         (c) No amount shall be payable pursuant to the Award on any Payment Date (as defined below) unless and until Cash Flow on the Performance Goal Test Date immediately preceding such Payment Date exceeds an amount (the "Hurdle Level") equal to the sum of (i) the Property Amount and (ii) the sum of the Monthly 10% Returns Included in Hurdle Level for all months during the period from and including the First Day of the Performance Period and through and including such Performance Goal Test Date.

         (d) Subject to Sections 3(c), 4 and 5 hereof, if Cash Flow exceeds the Hurdle Level as of a Performance Goal Test Date, then the Participant shall be entitled to receive a bonus payment on the related Payment Date, in an amount equal to the excess of (i) the Bonus Percentage multiplied by the Bonus Measurement Amount as of such Performance Goal Test Date over (ii) the aggregate amount of bonus payments paid to the Participant pursuant to this


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Agreement prior to such Performance Goal Test Date; PROVIDED, HOWEVER, that notwithstanding the foregoing, the sum of all bonus payments for all awards under the Plan granted with respect to the Project in respect of any Performance Goal Test Date (such sum being referred to as the "Formula Payment Amount") shall not exceed the excess, if any, of (A) Cash Flow as of such Performance Goal Test Date over (B) the sum of (x) the Hurdle Level as of such date and (y) the aggregate amount of bonus payments previously paid pursuant to all awards under the Plan granted with respect to the Project (such excess being referred to as the "Bonus Pool Amount"). If as of a Performance Goal Test Date the Formula Payment Amount exceeds the Bonus Pool Amount, then subject to Sections 3(c), 4 and 5 hereof, the Participant shall be entitled to receive a bonus payment on the related Payment Date, in an amount equal to the product of
(A) a fraction, the numerator of which is the amount that the Participant would have received if the Formula Payment Amount did not exceed the Bonus Pool Amount on such date and the denominator of which is the Formula Payment Amount on such date and (B) the Bonus Pool Amount.

         (e) The Committee shall determine whether the Performance Goal has been met as of the applicable Performance Goal Test Date and, if it has, shall so certify in writing and ascertain the amount of the bonus, if any, payable to the Participant. The amount of the bonus shall be paid to the Participant in cash within 75 days after the Committee makes its determination (each such date being a "Payment Date"); PROVIDED, HOWEVER, if a material change occurs in the business plan of the Project (as determined by the Committee in its sole discretion), the Committee may defer the payment of such bonus amount to such date and to such extent as the Committee determines in its sole discretion.

4. CAP ON COMPENSATION. Notwithstanding anything to the contrary herein, the maximum bonus amounts payable to the Participant shall be subject to the limitations in the Plan and the Participant's employment agreement with the Company or a subsidiary thereof, as the case may be, as amended from time to time.

5. CLAWBACK; NO OFFSET BY PARTICIPANT.

         (a) The Participant shall pay to the Company upon demand by the Company following the Last Day of the Performance Period an amount equal to the sum of (i) the excess of (A) the Excess Bonus Payments (as defined below) over
(B) the hypothetical income tax liability attributable to such Excess Bonus Payments (as determined by the Committee by applying the highest marginal United States federal, state and local individual income tax rates applicable to an individual resident of Florida for the relevant taxable period, taking into account the deductibility of state and local income taxes for federal income tax purposes), (ii) interest on such excess (at a rate of 10% per annum compounded monthly from the date of receipt of the relevant Excess Bonus Payments until the date of refund), and (iii) as determined by the Committee, the present value of any tax benefits accruing to the Participant as a result of making any payments pursuant to this Section 5(a) to the Company. For purposes of the preceding sentence, "Excess Bonus Payments" shall mean the greater of (AA) the amount equal to the excess, if any, of (i) the aggregate



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amount of all bonus payments paid to the Participant pursuant to this Agreement
(including any such bonus payments paid or to be paid with respect to the Performance Goal Test Date relating to such Last Day of the Performance Period) over (ii) the product of the Bonus Percentage multiplied by the Bonus Measurement Amount as of the close of business on the Last Day of the Performance Period and (BB) the amount equal to the product of (x) a fraction, the numerator of which is the aggregate amount of all bonus payments paid to the Participant pursuant to this Agreement (including any such bonus payments paid or to be paid with respect to the Performance Goal Test Date relating to such Last Day of the Performance Period) and the denominator of which is the aggregate amount of all bonus payments paid pursuant to all awards under the Plan granted with respect to the Project (including any such bonus payments paid or to be paid with respect to the Performance Goal Test Date relating to such Last Day of the Performance Period) and (y) the excess, if any, of (i) the aggregate amount of all bonus payments paid pursuant to all awards under the Plan granted with respect to the Project (including any such bonus payments paid or to be paid with respect to the Performance Goal Test Date relating to such Last Day of the Performance Period)over (ii) the amount equal to the excess, if any, of (1) Cash Flow as of the close of business on the Last Day of the Performance Period over (2) the Hurdle Level as of the close of business on the Last Day of the Performance Period .

         (b) The Participant shall be obligated to pay to the Company any amount due pursuant to this Section 5 regardless of whether the Participant has or claims to have any claim against the Company or any of its subsidiaries, and the Participant shall have no right to offset any amount due or claimed to be due from the Company or any of its subsidiaries.

6. TERMINATION OF EMPLOYMENT.

         (a) Subject to Sections 3 and 5 hereof:

                  (i) if the Participant's employment with the Company is terminated by the Company for "cause" (as defined below) or by the Participant, prior to December 31, 2004, for other than "good reason" (as defined below), in addition to any other consequences of such termination provided for by this Agreement or any other agreement, notwithstanding Section 3 hereof, Participant shall forfeit any right to future bonus payments pursuant to this Agreement from and after the date of such termination;

                  (ii) if the Participant's employment with the Company is terminated by the Company other than for "cause" or by the Participant for "good reason," the Participant shall be entitled to continue to receive such bonus payments as would otherwise be payable pursuant to this Agreement as though the Participant's employment had not been terminated; and

                  (iii) if the Participant dies while employed by the Company or in the event the Participant's employment with the Company is terminated by the Company by reason of the Participant's "permanent disability" (as defined below), notwithstanding Section 3 hereof:

                           (A) the Participant shall be entitled to receive
only that portion of the bonus payments otherwise payable pursuant to Section 3(d) hereof following such termination, equal to the product of (x) a fraction (which in no event shall exceed one (1)) the numerator of which is the number of completed whole months elapsed after the First Day of the Performance Period to the date of death or permanent disability, as the case may be, and the denominator of which is the number of whole months from the First Day of the Performance Period until December 31, 2004 and (y) the amount of bonus payments


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that would have been payable pursuant to Section 3(d) hereof if the Participant remained an employee of the Company through and including the Last Day of the Performance Period; and

                           (B) the Participant will have no right to any other
payments hereunder.

                  Any payments shall be made to the Participant (or the executor or administrator of the deceased Participant's estate or the person or persons to whom the deceased Participant's rights shall pass by will or the laws of descent or distribution, as applicable) on the Payment Date.

         (b) For purposes of Section 6(a) hereof, the terms "cause", "good reason" and "permanent disability", shall have the meanings ascribed to such terms in the Participant's employment agreement with the Company or a subsidiary thereof, as the case may be, as amended from time to time; PROVIDED, HOWEVER, if the Participant is no longer employed pursuant to an employment agreement but is continuing in employ, such terms shall have the meanings ascribed to such terms in the employment agreement last in effect.

7. FORFEITURE UPON BREACH OF RESTRICTIVE COVENANTS. Notwithstanding anything to the contrary set forth in this Agreement, if the Participant breaches any provision relating to the Participant's covenant to keep information confidential, not to compete, not to solicit or similar restrictive covenant contained in the Participant's employment or other agreement with the Company or any of its subsidiaries (after the expiration of any notice and cure period), then in addition to any other rights or remedies arising from or relating to such breach the Participant shall forfeit any right to future bonus payments pursuant to this Agreement from and after the date of such breach.

8. TAXES. Any bonus payment pursuant to the Award shall be net of any amounts required to be withheld pursuant to applicable federal, state, local and foreign tax withholding requirements. The Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

9. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not confer upon the Participant any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right of the Participant's employer to terminate the Participant's employment at any time for any reason or no reason.

10. NO OBLIGATION TO PURSUE PROJECT. This Agreement shall in no way obligate the Company to pursue the Project, and the Company may limit, abandon or change the Project at any time in its sole discretion and the Company shall have no obligation to take any action or provide any financing with respect to the Project.

11. UNSECURED CREDITOR STATUS; NO PARTNERSHIP. The Participant shall rely solely upon the unsecured promise of the Company, as set forth herein, for payment hereunder, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of



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any kind whatsoever owned by the Company, or in which the Company may have any right, title, or interest, nor at any time in the future. This Agreement is an agreement to pay compensation for services provided by the Participant and is not a partnership or joint venture and is not intended to create a partnership or joint venture between the Company and the Participant or any other person. The Participant shall take no position inconsistent with this characterization.

12. ASSIGNMENT; SUCCESSORS.

         (a) The Award and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer the Award in contravention of this Section 12(a) is void AB INITIO. The Award shall not be subject to execution, attachment or other process.

         (b) The Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term "successor" shall mean, with respect to the Company or any of its subsidiaries, any other corporation or other business entity which, by merger, consolidation, purchase of assets, or otherwise, acquires all or a material part of the assets of the Company.

         (c) In the event of the Participant's death, the Participant's rights and obligations hereunder shall be binding upon and inure to the benefit of the Participant's heirs and legal representatives.

13. CONSTRUCTION. The Plan and this Agreement will be construed by and administered under the supervision of the Committee in its sole and absolute discretion, and all determinations of the Committee will be final and binding on the Participant.

14. NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in the Participant's employment records, or such other address as the Participant may designate in writing to the Company, or
(ii) to the Company, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134 Attention: Chairman of the Board, with a copy to the Company's Corporate Secretary, or such other address as the Company may designate in writing to the Participant.

15. FAILURE TO ENFORCE NOT A WAIVER. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

17. INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time.



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18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

19. MISCELLANEOUS. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.




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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                            AVATAR HOLDINGS INC.


                                            By:   /s/ GERALD D. KELFER
                                               --------------------------------
                                                 Name: Gerald D. Kelfer
                                                 Title:   President

                                                  /s/ JONATHAN E. FELS
                                                 ------------------------------
                                                      Jonathan Fels



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